                       (Fifth Third logo centered here)
         (5/3 in square shape box with black background/white numbers)




                              FIFTH THIRD BANCORP

                            Cincinnati, Ohio  45263

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                                               February 10, 1994

To the Stockholders of Fifth Third Bancorp:

      You are cordially invited to attend the Annual Meeting of the Stockholders of Fifth Third Bancorp to be held at the offices of The Fifth Third Bank, William S. Rowe Building, 38 Fountain Square Plaza, Cincinnati, Ohio on Tuesday, March 15, 1994 at 11:30 A.M. for the purposes of considering and acting on the following:

 (1) Election of eight (8) Class II Directors to serve until the Annual Meeting of Stockholders in 1997.

 (2) Approval of the appointment of the firm of Deloitte & Touche to serve as independent auditors for the Company for the year 1994.

 (3) Transaction of such other business that may properly come before the Meeting or any adjournment thereof.

      Stockholders of record at the close of business on February 1, 1994 will be entitled to vote at the Meeting.

      ALL PERSONS WHO FIND IT CONVENIENT TO DO SO ARE INVITED TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE SIGN AND RETURN THE PROXY ENCLOSED WITH THIS NOTICE AT YOUR EARLIEST CONVENIENCE.



                                By Order of the Board of Directors



                                MICHAEL K. KEATING
                                Secretary

                              FIFTH THIRD BANCORP
                           38 Fountain Square Plaza
                            Cincinnati, Ohio  45263

                                PROXY STATEMENT

      The Board of Directors of Fifth Third Bancorp (the "Company") is soliciting proxies, the form of which is enclosed, for the Annual Meeting of Stockholders to be held on March 15, 1994. Each of the 61,479,066 shares of Common Stock outstanding on February 1, 1994 is entitled to one vote on all matters acted upon at the Meeting, and only Stockholders of record on the books of the Company at the close of business on February 1, 1994 will be entitled to vote at the Meeting, either in person or by proxy. The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Each person giving a proxy may revoke it by giving notice to the Company in writing or in open meeting at any time before it is voted.

      The laws of Ohio under which the Company is incorporated provide that if notice in writing is given by any Stockholder to the President, a Vice President, or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding a meeting of Stockholders for the purpose of electing Directors that such Stockholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the Stockholder giving such notice, each Stockholder shall have the right to cumulate such voting power as he possesses in voting for Directors.

      The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by the Directors, Officers, and other regular employees of the Company, who will receive no compensation therefor in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy material to the beneficial owners of the stock, and the Company will reimburse them for their expenses.

      The Annual Report of the Company for the year 1993, including financial statements, has been mailed to all Stockholders. Such report and financial statements are not a part of this Proxy Statement.

                            CERTAIN BENEFICIAL OWNERS

      Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only Stockholders deemed to be beneficial owners of 5% or more of the Common Stock of the Company as of December 31, 1993.

                       NAME AND ADDRESS OF        AMOUNT AND NATURE OF  PERCENT
TITLE OF CLASS           BENEFICIAL OWNER         BENEFICIAL OWNERSHIP  OF CLASS

 Common Stock   Cincinnati Financial Corporation        12,319,300(1)     20.06
                6200 South Gilmore
                Fairfield, Ohio  45014

 Common Stock   Fifth Third Bancorp                      5,637,959(2)      9.18
                Subsidiary Banks
                38 Fountain Square Plaza
                Cincinnati, Ohio  45263

 Common Stock   Capital Growth Management                4,717,600(3)      7.68
                1 International Place - 45th Floor
                Boston, Massachusetts  02110

 Common Stock   The Western-Southern Life Insurance Co.  4,530,732(4)      7.38
                400 Broadway
                Cincinnati, Ohio  45202

(1) Cincinnati Financial Corporation owns 9,210,000 shares of the Common Stock of the Company. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 2,695,000 shares. Cincinnati Casualty Company, another subsidiary, owns 210,000 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial Corporation, owns 204,300 shares. In addition, Mr. John J. Schiff, Jr., a Director of the Company who is Chairman and Director of Cincinnati Financial Corporation, individually beneficially owns 65,440 shares and Mr. Robert
      B. Morgan, a Director of the Company, who is President and Director of Cincinnati Financial Corporation and Cincinnati Insurance Company individually beneficially owns 12,965 shares. Also affiliated is a trust in which John J. Schiff, Jr. and Thomas R. Schiff are trustees which owns 4,500 shares.

(2) There are five wholly-owned bank subsidiaries of the Company, which are beneficial owners of 3,155,887 shares. The banks hold these shares in a fiduciary capacity under numerous trust relationships none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment decision over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

(3) Capital Growth Management is an investment adviser that is deemed to be the beneficial owner of these shares of Common Stock. Capital Growth Management has sole power to vote or direct the voting of and to dispose of all shares.

(4) The Western-Southern Life Insurance Co. owns 635,468 shares of the Common Stock of the Company. Waslic Delaware Company II, a subsidiary of The Western-Southern Life Insurance Co., owns 3,895,264 shares. In addition, Mr. John F. Barrett, a Director, President and Chief Operating Officer of The Western-Southern Life Insurance Co., and a Director of the Company individually beneficially owns 13,683 shares.

                              ELECTION OF DIRECTORS

      In accordance with the Company's Code of Regulations, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits. Each class is to be elected to separate three year terms with each term expiring in different years. At each Annual Meeting the Directors or nominees constituting one class are elected for a three-year term. The term of those Directors listed below as Class II expires at the Annual Meeting on March 15, 1994 and this Class contains the nominees to be elected to serve until the Annual Meeting of Stockholders in 1997. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

      Mr. Stephen Stranahan, a Class II Director, has decided to retire as Director of both the Company and Fifth Third Bank of Northwestern Ohio, N.A. His retirement is effective as of the end of his term occurring on March 15, 1994.

      The Board of Directors intends to nominate for election as Class II Directors the eight persons listed below, all of whom are presently serving as Class II Directors of the Company. It is the intention of the persons named in the Proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends. Nominees receiving the eight highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the eight nominees specified below unless otherwise instructed by the stockholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

      The following table sets forth information with respect to each Class II Director, all of whom are a nominee for re-election except Mr. Stephen
Stranahan:
                              CLASS II DIRECTORS
                              (Terms Expire 1994)
                                                       Shares of Common Stock
                                                          of the Company
                                                       Beneficially Owned on
                                                       December 31, 1993(1)

Name, Age and Principal Occupation    Director                     Percent of
 During the Past Five Years            Since          Number(5)      Class
- --------------------------------------------------------------------------------
(3)   JOHN F. BARRETT, 44                1988           13,683        .0222
      President, COO and Director of
The Western-Southern Life Insurance
Co. since November, 1989.  Formerly,
Executive Vice President and Chief
Financial Officer, The Western-
Southern Life Insurance Co. since
May, 1987.  Director of Cincinnati
Bell, Inc.

      RICHARD T. FARMER, 59              1982           27,655        .0448
      Chairman, Chief Executive
Officer and Director, Cintas
Corporation, a service company that
designs, manufactures and implements
corporate identity uniform programs.
Director of Safety-Kleen Corp.

(2)   JOHN D. GEARY, 67                  1977           20,288        .0329
      Retired as President, Midland
Enterprises Inc., a company engaged
in inland waterway transportation, in
June, 1988.

(3)   ROBERT B. MORGAN, 59               1986           12,965        .0210
      President, Chief Executive
Officer and Director of Cincinnati
Financial Corporation and Cincinnati
Insurance Company since April, 1991.
Previously, Mr. Morgan was President
and Director of Cincinnati Financial
Corporation and Cincinnati Insurance
Company.

      BRIAN H. ROWE, 62                  1980           13,789        .0223
      Chairman, GE Aircraft Engines,
General Electric Company since
September, 1993.  Previously, Mr.
Rowe was President and CEO, GE
Aircraft Engines, General Electric
Company since August, 1991.
Formerly, Mr. Rowe was Senior Vice
President of GE Aircraft Engines,
General Electric Company.

                                    (con't)
                                                       Shares of Common Stock
                                                          of the Company
                                                       Beneficially Owned on
                                                       December 31, 1993(1)

Name, Age and Principal Occupation    Director                     Percent of
 During the Past Five Years            Since          Number(5)      Class
- --------------------------------------------------------------------------------
(2)   GEORGE A. SCHAEFER, JR., 48        1988          193,947        .3143
      President and Chief Executive
Officer of Fifth Third Bancorp and
The Fifth Third Bank since January,
1991.  Previously, Mr. Schaefer was
President and Chief Operating Officer
of the Fifth Third Bancorp and The
Fifth Third Bank since April, 1989.
Formerly Executive Vice President of
Fifth Third Bancorp and The Fifth
Third Bank.

(3)   JOHN J. SCHIFF, JR., 50            1983           65,440        .1061
      Chairman and Director, John J.
& Thomas R. Schiff & Co., Inc., an
insurance agency, Chairman and
Director of Cincinnati Financial
Corporation and Cincinnati Insurance
Company.  Director of Cincinnati Gas
& Electric Company, Standard Register
Co., and Cincinnati Bengals.

      STEPHEN STRANAHAN, 59              1989           12,677        .0205
      Chairman and President of
Intelco, Inc. (formerly known as Bay
Enterprises, Inc.), an industrial air
compressor services and electronic
controls manufacturer.  Director of
RPM, Inc.

      DUDLEY S. TAFT, 53                 1981           19,273        .0312
      President and Director, Taft
Broadcasting Company, owner and
operator of television broadcasting
stations, since October, 1987.
Director of Cincinnati Gas & Electric
Company, The Union Central Life
Insurance Company, United States
Playing Card Co., and The Future Now,
Inc.

      The following table sets forth similar information with respect to incumbent Directors in Classes III and I of the Board of Directors who are not nominees for election at the Annual Meeting:

                              CLASS III DIRECTORS
                              (Terms Expire 1995)
                                                       Shares of Common Stock
                                                          of the Company
                                                       Beneficially Owned on
                                                       December 31, 1993(1)

Name, Age and Principal Occupation    Director                     Percent of
 During the Past Five Years            Since          Number(5)      Class
- --------------------------------------------------------------------------------
      J. KENNETH BLACKWELL, 45           1993            1,510        .0024
      Independent Public Policy
consultant and writer on
international human rights since
January, 1993.  Formerly, Mr.
Blackwell was the U.S. Ambassador to
the United Nations Human Rights
Commission.  Previously, Mr.
Blackwell served as Deputy
Undersecretary of Housing and Urban
Development and Council member for
the City of Cincinnati.

(2)   CLEMENT L. BUENGER, 67             1971          275,600        .4467
      Retired as Chairman of the
Fifth Third Bancorp and The Fifth
Third Bank in March, 1993.  Retired
as CEO of Fifth Third Bancorp and The
Fifth Third Bank in January, 1991.
Formerly, President of Fifth Third
Bancorp and The Fifth Third  Bank.
Director of Cincinnati Gas & Electric
Company.

(2)   NOLAN W. CARSON, 69                1982           30,905        .0501
      Partner, Dinsmore & Shohl,
Attorneys at Law and counsel to Fifth
Third Bancorp.

      THOMAS L. DAHL, 48                 1991            4,250        .0069
      Previously, Mr. Dahl was
President of The Drackett Co.,
manufacturers of household cleaning
products, from April, 1990 to
January, 1993.  Formerly, Mr. Dahl
was President, Branded Consumer
Products of Weyerhaeuser Company
since January, 1988.

                                    (con't)
                                                       Shares of Common Stock
                                                          of the Company
                                                       Beneficially Owned on
                                                       December 31, 1993(1)

Name, Age and Principal Occupation    Director                     Percent of
 During the Past Five Years            Since          Number(5)      Class
- --------------------------------------------------------------------------------
      GERALD V. DIRVIN, 56               1989            7,850        .0127
      Executive Vice President and
Director, The Procter & Gamble
Company, manufacturers of household
and consumer products, since January,
1990.  Formerly, Mr. Dirvin was
Senior Vice President since January,
1989 and previously was a Group Vice
President of The Procter & Gamble
Company.  Director of Cintas
Corporation.

      IVAN W. GORR, 64                   1991            4,852        .0079
      Chairman and CEO, Cooper Tire &
Rubber Company, a manufacturer of
tires and rubber products, since
November, 1989.  Previously, Mr. Gorr
was President and Chief Operating
Officer of Cooper Tire & Rubber
Company.

(2)   JOSEPH H. HEAD, JR., 61            1987           44,188        .0716
      Chairman, CEO and Director,
Atkins & Pearce, Inc., manufacturer
of industrial textiles, since
January, 1990.  Formerly, Mr. Head
was a Partner with Graydon, Head &
Ritchey, Counsel to The Fifth Third
Bank.  Director of Baldwin Piano &
Organ, Co.

(2)   WILLIAM J. KEATING, 66             1980           40,949        .0664
      Retired Chairman and Publisher,
The Cincinnati Enquirer, a regional
newspaper, since March, 1990.
Previously, Mr. Keating was President
and Chief Executive Officer, Detroit
Newspaper Agency.  Director of The
Midland Co.

                               CLASS I DIRECTORS
                              (Terms Expire 1996)
                                                       Shares of Common Stock
                                                          of the Company
                                                       Beneficially Owned on
                                                       December 31, 1993(1)

Name, Age and Principal Occupation    Director                     Percent of
 During the Past Five Years            Since          Number(5)      Class
- --------------------------------------------------------------------------------
      MILTON C. BOESEL, JR., 65          1989           10,158        .0165
      Counsel, Ritter, Robinson,
McCready & James, Attorneys at Law,
Toledo, Ohio, formerly, Ritter,
Boesel and Robinson.

      THOMAS B. DONNELL, 47              1984          136,660        .2215
      Chairman, The Fifth Third Bank
of Northwestern Ohio, National
Association (Toledo, Ohio), the
resulting institution from the
November 12, 1991 merger of Fifth
Third Bank of Northwestern Ohio,
N.A., and Fifth Third Bank of Toledo,
N.A.  Formerly, Mr. Donnell was
Chairman since November 1989 and,
previously, President and CEO of The
Fifth Third Bank of Northwestern
Ohio, N.A.

      JOAN R. HERSCHEDE, 54              1991            4,050        .0066
      President and CEO of The Frank
Herschede Company, retailer of
jewelry, china, crystal and silver.

      WILLIAM G. KAGLER, 61              1983           14,145        .0229
      Chairman, CEO and Director of
Skyline Chili Inc., a restaurant and
frozen food product manufacturer,
since November, 1992 and President,
Kagler & Associates, Inc., a
consulting firm serving the food
industry.  Previously, Mr. Kagler was
President, CEO and Director of
Skyline Chili, Inc., since May 1989.
Director of The Union Central Life
Insurance Company, The Ryland Group,
Inc., Advanced Promotion
Technologies, Inc. and The Future
Now, Inc.

                                    (con't)
                                                       Shares of Common Stock
                                                          of the Company
                                                       Beneficially Owned on
                                                       December 31, 1993(1)

Name, Age and Principal Occupation    Director                     Percent of
 During the Past Five Years            Since          Number(5)      Class
- --------------------------------------------------------------------------------
      JAMES D. KIGGEN, 61                1982           22,819        .0370
      Chairman, President and Chief
Executive Officer and Director, Xtek,
Inc., manufacturer of hardened steel
parts.  Director of Cincinnati Bell,
Inc. and United States Playing Card
Co.

      MICHAEL H. NORRIS, 57              1985           14,587        .0236
      President and Director, The
Deerfield Manufacturing Company, a
fabricator of sheet metal stampings,
deep drawn parts and assemblies.  Mr.
Norris is also a Group Vice President
and Director of The Ralph J. Stolle
Company.

      DENNIS J. SULLIVAN, JR., 61        1984           18,478        .0299
      Executive Counselor of Dan
Pinger Public Relations, Inc., an
advertising agency, since February,
1993.  Formerly, Executive Vice
President, Chief Financial Officer
and Director of Cincinnati Bell, Inc.
and Cincinnati Bell Telephone
Company.  Director of Community
Mutual Insurance Company, Access
Corporation and The Future Now, Inc.

_____________________________________
(4) All Directors and Executive
     Officers as a Group (28 persons)                1,214,593       1.9685
_____________________________________

(1) As reported to Fifth Third Bancorp by the Directors as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2)   Members of the Executive Committee of the Board of Directors.

(3) Messrs. Morgan and Schiff, Jr. are Directors of Cincinnati Financial Corporation and Mr. Barrett is a Director of The Western-Southern Life Insurance Co., whose holdings of Company shares with their affiliates are more fully set forth above under the caption "Certain Beneficial Owners" in this Proxy Statement.

(4) The shares of Fifth Third Bancorp held by its wholly-owned bank subsidiaries in a fiduciary capacity, as set forth above under the caption "Certain Beneficial Owners" in this Proxy Statement, are not included in these totals.

(5) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Barrett, 7,125; Mr. Blackwell, 1,500; Mr. Boesel, 7,125; Mr. Buenger, 1,500; Mr. Carson, 7,125; Mr. Dahl, 2,500; Mr. Dirvin, 7,125; Mr. Donnell, 3,880; Mr. Farmer, 7,125; Mr.
Geary, 4,875; Mr. Gorr, 3,750; Mr. Head, 12,188; Ms. Herschede, 1,500; Mr.
Kagler, 1,500; Mr. Keating, 1,500; Mr. Kiggen, 12,188; Mr. Morgan, 12,188; Mr.
Norris, 5,639; Mr. Rowe, 9,188; Mr. Schaefer, 85,169; Mr. Schiff, 3,750; Mr.
Stranahan, 7,125; Mr. Sullivan, 1,500; Mr. Taft, 1,500.

______________________________

                      BOARD OF DIRECTORS, ITS COMMITTEES,
                            MEETINGS AND FUNCTIONS

      The Board of Directors of Fifth Third Bancorp met four times during 1993. Except for Messrs. Boesel, Donnell, Gorr and Stranahan each of the Directors of Fifth Third Bancorp is also a member of the Board of Directors of The Fifth Third Bank which meets once each month. Fifth Third Bancorp has an Executive Committee consisting of Messrs. Buenger, Carson, Geary, Head, Keating and Schaefer which meets only on call. While this Committee has, under Ohio law, the powers to act between meetings of the Board on virtually all matters that the Board could act upon, it is not considered as an active committee by Fifth Third Bancorp, but reserves its function for emergency purposes. The Executive Committee met once in 1993. Fifth Third Bancorp has a Compensation and Stock Option Committee, consisting of Messrs. Dahl, Dirvin, Geary and Schiff, which met twice during 1993. The Board of Directors does not have a nominating committee.

      The Audit Committee of Fifth Third Bancorp serves in a dual capacity as the Audit Committee of The Fifth Third Bank, meeting in formal meetings in March, July and November as well as informally at other times. Three formal meetings were held during 1993. One of the functions of this Committee is to carry out the statutory requirements of a bank audit committee as prescribed under Ohio law. Other functions include the engagement of independent auditors, reviewing with those independent auditors the plans and results of the audit engagement of the Company, reviewing the scope and results of the procedures for internal auditing, reviewing the independence of the independent auditors and similar functions. The Audit Committee members for 1993 were Messrs. Carson, Gorr, Kiggen, Sullivan and Mrs. Herschede.

      Of the Members of the Board of Fifth Third Bancorp, Messrs. Blackwell, Dirvin, Farmer, Rowe, Stranahan and Taft attended less than 75% of the aggregate meetings of the Board during 1993. During 1993 there was one inadvertent late filing of a Form 4 by Mr. Thomas L. Dahl, a Director of the Company. The filing was completed the following month.

                            EXECUTIVE COMPENSATION

Summary

      The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and each of the Company's other four most highly compensated executive officers (the "named executives") during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                        Annual         Long Term
                                     Compensation    Compensation
                                   ----------------  ------------
                                                        Shares      All Other
Name and                           Salary    Bonus    Underlying  Compensation
  Principal Position        Year   ($) (1)    ($)       Options      ($) (2)
- --------------------------- ----   -------  -------  ------------ ------------
George A. Schaefer, Jr.     1993   539,092  260,000     40,000       119,864
President and Chief         1992   492,578  225,000     30,000        92,475
 Executive Officer          1991   415,779  200,000     22,500        87,170

George W. Landry            1993   299,290  125,000     15,000        63,644
 Executive Vice President   1992   255,914  105,000     10,000        47,250
                            1991   200,012   90,000      7,500        42,361

Stephen J. Schrantz         1993   288,816  125,000     15,000        63,947
 Executive Vice President   1992   236,465   95,000     10,000        43,200
                            1991   180,387   80,000      7,500        38,058

Michael D. Baker            1993   204,595   80,000      7,000        42,689
 Senior Vice President      1992   154,625   70,000      4,000        28,350
                            1991   119,473   46,000      3,000        23,100

Michael K. Keating          1993   204,595   80,000      7,000        43,961
 Senior Vice President      1992   154,625   70,000      4,000        28,350
                            1991   111,933   46,000      3,000        23,174
______________________________

(1) Included in Base Salary are amounts representing compensation deferred in 1993 to the Non-qualified Deferred Compensation Plan as follows: Mr. Schaefer, $53,887 and Mr. Landry, $29,313.

(2) All Other Compensation consists solely of the amounts representing the allocations to each Executive Officer under The Fifth Third Master Profit Sharing and Non-qualified Deferred Compensation Program.

Stock Options

      The following table sets forth information concerning individual grants of options to purchase the
Company's Common Stock made to the named executives in 1993:


                                      OPTION GRANTS IN LAST FISCAL YEAR
                                                                               Potential Realizable
                                       Percent of                                Value at Assumed
                                         Total                                    Annual Rates of
                          Number of     Options                                     Stock Price
                           Shares      Granted to    Exercise                    Appreciation for
                          Underlying   Employees      or Base                       Option Term
                           Options     in Fiscal       Price     Expiration   ----------------------
         Name             Granted(1)      Year        ($/Sh.)       Date         5%($)       10%($)
- -----------------------   ----------   ----------   ----------   ----------   -----------  -----------
George A. Schaefer, Jr.     40,000         9.7         53.50      08/17/03      1,345,835    3,410,609

George W. Landry            15,000         3.7         53.50      08/17/03        504,688    1,278,978

Stephen J. Schrantz         15,000         3.7         53.50      08/17/03        504,688    1,278,978

Michael D. Baker             7,000         1.7         53.50      08/17/03        235,521      596,857

Michael K. Keating           7,000         1.7         53.50      08/17/03        235,521      596,857


(1)   All such options were granted August 17, 1993 and first become exercisable as to 25% of the shares covered after six months from the date of grant, as to 50% after one year of continued employment, as to 75% after two years of continued employment and are exercisable in full after the end of three years of continued employment.  The option exercise price is not adjustable over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock.



      The following table sets forth certain information regarding individual exercises of stock options during
1993 by each of the named executives.


                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR


                                               Number of Shares Underlying     Value of Unexercised In-
                          Shares                  Unexercised Options at         the-Money Options at
                         Acquired                        12/31/93                      12/31/93
                             on       Value    ---------------------------   ---------------------------
                         Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
         Name               (#)        ($)         (#)            (#)            ($)            ($)
- ----------------------   --------   --------   -----------   -------------   -----------   -------------
George A. Schaefer, Jr.    20,082    702,823      85,169         50,624        1,512,212       87,639

George W. Landry            3,375    120,936      34,250         18,125          673,560       29,218

Stephen J. Schrantz         2,250     78,937      29,750         18,125          542,561       29,218

Michael D. Baker                0          0      14,063          8,000          274,747       11,687

Michael K. Keating              0          0      12,376          8,000          227,090       11,687


Beneficial Ownership

      The following table sets forth certain information regarding the named executives' beneficial ownership of the Common Stock of the Company as of December 31, 1993.

                                         Shares of Common Stock of the Company
                                                  Beneficially Owned
Title of Class      Name of Officer         Number(1)       Percent of Class
- --------------  -----------------------  -------------------------------------

 Common Stock   George A. Schaefer, Jr.      193,947               .3143

 Common Stock   George W. Landry              86,184               .1397

 Common Stock   Stephen J. Schrantz           54,276               .0880

 Common Stock   Michael D. Baker              44,064               .0714

 Common Stock   Michael K. Keating            19,351               .0314
______________________________
(1) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Schaefer, 85,169; Mr. Landry, 34,250; Mr. Schrantz, 29,750; Mr. Baker, 14,063; Mr. Keating, 12,376.

Retirement Plans

      The following table shows estimated annual benefits payable upon retirement under The Fifth Third Bancorp Master Retirement Plan and The Fifth Third Bancorp Supplemental Retirement Income Plan based upon combinations of compensation levels and years of service:

                                         PENSION PLAN TABLE
                        Approximate Annual Retirement Benefit Upon Retirement
                                at Age 65 Before Adjustments (1)(2)(3)
                       -------------------------------------------------------
Remuneration(4)(5)        15          20          25          30          35
- ------------------     -------     -------     -------     -------     -------
     125,000            17,897      23,864      29,827      35,794      35,794
     150,000            21,707      28,943      36,176      43,413      43,413
     175,000            25,522      34,031      42,535      51,044      51,044
     200,000            29,335      39,115      48,889      58,669      58,669
     225,000            33,147      44,198      55,243      66,294      66,294
     250,000            36,960      49,282      61,597      73,919      73,919
     300,000            44,585      59,449      74,305      89,169      89,169
     350,000            52,210      69,616      87,012     104,419     104,419
     400,000            59,835      79,783      99,720     119,669     119,669
     450,000            67,459      89,950     112,428     134,919     134,919
     500,000            75,085     100,118     125,136     150,169     150,169
     550,000            82,709     110,285     137,844     165,419     165,419
     600,000            90,334     120,452     150,551     180,669     180,669
     650,000            97,959     130,619     163,259     195,919     195,919
     700,000           105,584     140,786     175,967     211,169     211,169
     750,000           113,209     150,954     188,675     226,419     226,419

(1) Benefits shown are computed on the basis of a straight life annuity. Other available forms of benefits payment under The Fifth Third Bancorp Master Retirement Plan, which are the actuarial equivalent of the straight life annuity, are the joint and surviving spouse annuity, the contingent annuitant option, the life - 10 year certain option, and the single lump sum option. The method of payment from The Fifth Third Bancorp Supplemental Retirement Income Plan is a single lump sum.

(2) Under the current law, the maximum annual pension benefit payable under the Internal Revenue Code, applicable to The Fifth Third Bancorp Master Retirement Plan, is $115,641 for 1993. Any annual pension benefit accrued over $115,641 is payable under the Fifth Third Bancorp Supplemental Retirement Income Plan.

(3) For the purpose of computing a benefit under these Plans on December 31, 1993, Mr. Schaefer had 23 years of credited service; Mr. Landry, 20 years; Mr. Schrantz, 10 years; Mr. Baker, 20 years; Mr. Keating, 8 years.

(4) The amounts shown are the gross benefit amounts provided by both The Fifth Third Bancorp Master Retirement Plan and The Fifth Third Bancorp Supplemental Retirement Income Plan. Plan benefits are determined as 30.5% of final average pay minus 11.1% of the participant's social security final average compensation (up to his social security covered compensation) with a reduction of 1/30th for each year of credited service less than 30. This formula and the above tables are subject to retroactive revision for compliance with Internal Revenue Service regulations. Benefits are also reduced for termination of service prior to age 60, for a commencement of benefit payments prior to age 65, and eliminated under the vesting schedule if the participant has less than five (5) vesting years.

(5) Compensation for retirement benefits calculations under The Fifth Third Bancorp Master Retirement Plan is defined as the base rate of pay and is based on the final average pay for the highest five consecutive years out of the ten years preceding retirement. Compensation consisting of bonuses and variable compensation is taken into account under The Fifth Third Bancorp Supplemental Retirement Income Plan. The 1993 base rate of pay plus bonuses and variable compensation are substantially the same as the amounts shown under the "Salary and Bonus" columns of the Summary Compensation Table. No more than an inflation adjusted $200,000 limit is taken into consideration under The Fifth Third Bancorp Master Retirement Plan. Compensation in excess of an inflation adjusted $200,000 limit is taken into account under The Fifth Third Bancorp Supplemental Retirement Income Plan.

Compensation of Directors

      During 1993, non-employee directors of the Company received a single annual retainer of $8,000 and a fee of $800 per meeting attended (including committee meetings). Pursuant to a Deferred Compensation Plan, directors may annually defer from one-half to all of their compensation as directors until age 65 or until they cease to serve on the Board, whichever occurs last. The deferred funds bear interest until paid at an annually adjusted rate equal to 1% over the U.S. treasury bill rate. Directors who are also employees receive no additional compensation for service on the Board.

      The Fifth Third Bancorp 1990 Stock Option Plan provides for an automatic option grant every other year commencing in 1993 to all non-employee directors of 1,500 shares (not subject to adjustment for stock splits, stock dividends and similar events). The exercise price is equal to 100% of market price on the date of grant. Options are not exercisable for a period of six months from the date of grant and expire on the earlier of ten years from the date of grant, three months from the time a director leaves office, or one year from the date of death of a director.

Compensation and Stock Option Committees

      Executive compensation and stock options are determined by the Compensation and Stock Option Committee of the Board of Directors. The formal report of the Compensation and Stock Option Committee with respect to 1993 compensation and stock option grants is as follows:

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Policy

      The Company's compensation package for its executive officers consists of three components: (1) base salary; (2) annual performance-based bonuses; and
(3) annual stock option grants.

      The Compensation and Stock Option Committee is composed of directors who are not employees of the Company. This Committee is responsible for the approval and administration of the base salary level and annual bonus compensation programs as well as the stock option program for executive officers. In determining compensation levels, the Committee members consider salary and bonus levels which will attract and retain qualified executives when considered with the other components of the Company's compensation structure; specific annual performance criteria; and rewarding executive officers for continuous improvement in their respective areas which contribute to continual increases in stockholder value.

      The Company's philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company's overall performance and incenting those executive officers to manage with a view toward maximizing long-term stockholder value.

      The Committee considered and is continuing to review the qualifying compensation regulations issued by the Internal Revenue Service ("IRS"). Currently, compensation is not expected to exceed the $1 million base and therefore, compensation will not be affected by the IRS qualifying compensation regulations.

Base Salary

      Executive officers' salaries are determined by evaluating the responsibilities of their positions and by comparing salaries paid in the marketplace for executives with similar experience and responsibilities. A comparison group of bank holding companies was established based on one or more common traits with the Company, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity. There are currently twenty-one companies in this comparison group which is subject to change as the Company or its competitors change their focus, merge with other institutions or are acquired. Individual salary increases are reviewed annually and are based on the Company's overall earnings during the preceding year and are generally in the median range of the comparison group.

Annual Bonuses

      Executive officers are also eligible to earn annual bonuses. The Committee establishes a target bonus matrix comprised of incrementally increasing amounts of earnings per share which, if attained, make available an incentive pool for bonus payments. At the end of 1992, the Company's goal was to accomplish its twentieth consecutive record year of earnings, with a target plan established at an increase of 18% over 1992 earnings. The matrix was established by the Committee to reflect a bonus pool which increased if incrementally higher earnings per share and net income resulted in 1993 as compared to 1992. In 1993, the target bonus could range up to 50% of base salary depending on the executive officer's position. However, if the Bancorp goals are not met, individual bonuses are reduced proportionately, with no bonuses paid unless earnings increase. In 1993, the target earnings were exceeded.

      Annual performance goals are also established for each executive officer, including personal and departmental goals. The nature of these goals differs depending upon each officer's job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals and cost containment.

      At the end of each year, the extent to which the Company's profit plan goals are actually attained is measured. If all goals are completely met, the executive officers receive a target bonus amount. To the extent goals are partially met, then only that portion as expressed in the bonus matrix is paid out. Although specific relative weights are not assigned to each performance factor, a greater emphasis is placed on increasing earnings per share and net income.

Stock Option Grants

      Stock options to purchase Common Stock are granted annually to executive officers under the Company's Amended 1990 Stock Option Plan. Grants are made to executive officers at an option price of 100% of the market value on the date of the grant. The Company's philosophy in granting stock options is primarily to increase executive officer ownership in the Company as opposed to serving as a vehicle for additional compensation. Executive officers are incented to manage with a view toward maximizing long-term stockholder value. In determining the total number of options to be granted annually to all recipients, including the executive officers, the Committee considers the number of options already held by the executive officers, dilution, number of shares of Common Stock outstanding and the performance of the Company during the immediately preceding year. This year's grant to employees totalled 410,700 shares, or 0.67% of shares outstanding. The Committee sets guidelines for the number of shares available for the granting of stock options to each executive officer based on the total number of options available, an evaluation of competitive data for grants by the comparison group as discussed under the "Base Salary" section above, and the executive officer's salary and position. These stock option grants provide incentive for the creation of shareholder value since the full benefit of the grant to each executive officer can only be realized with an appreciation in the price of the Company's common shares.

Chief Executive Officer's Compensation and Stock Option Grants

      The Committee considered the following factors in determining the base salary for 1993 for Mr. George A. Schaefer, Jr., President and Chief Executive Officer of the Company: the Company's success in attaining its profit plan for 1992 as discussed below and the competitive median for comparable bank holding companies. Based on these factors, the Committee established Mr. Schaefer's base salary effective November 20, 1992 at $520,000, which is a 13% increase from his 1992 salary level of $460,000. This placed Mr. Schaefer's compensation at or near the fiftieth percentile of the peer group.

      For 1993, Mr. Schaefer was eligible to earn a cash bonus ranging up to 50% of his base salary based on specific measurable and subjective performance goals. The measurable performance goal set for Mr. Schaefer was the attainment of the Company's profit plan. The Committee also considered the subjective assessment of his ability to identify and develop key personnel as well as expressing the leadership and vision to continue the long-term growth of the Company. While the Committee did not assign specific relative weights to those goals, the level of annual bonus is more heavily dependent upon the attainment of the profit plan. The Company's profit plan was established at an 18% increase over the 1992 earnings. For 1993, the Company's earnings increased 19.3% over 1992. Based on these factors, the Committee determined that Mr. Schaefer earned a bonus of $260,000, which represented 50% of his base salary for fiscal year 1993.

      On August 17, 1993, Mr. Schaefer was granted an option to purchase 40,000 shares of Common Stock of the Company. That grant was made in accordance with the guidelines of the Committee referenced above, including specifically the Company's increase in its year-to-date earnings for the 1993 fiscal year and comparison of Mr. Schaefer's overall compensation package with similar positions within the peer group as discussed above.



               Gerald V. Dirvin               John D. Geary

               Thomas L. Dahl                 John J. Schiff, Jr.


Compensation and Stock Option Committee Interlocks and Insider Participation

      The Compensation and Stock Option Committee members are Gerald V. Dirvin, Thomas L. Dahl, John D. Geary and John J. Schiff, Jr. Mr. Schiff is Chairman and Director of John J. & Thomas R. Schiff & Company, Inc., an insurance agency through which the Company acquires certain insurance coverages. During 1933, insurance premiums, amounting to $1,261,141, at competitive rates, for various coverages were paid to the John J. & Thomas R. Schiff & Company, Inc., insurance agency.

                             FINANCIAL PERFORMANCE

Total Return Analysis

      The graph below summarizes the cumulative return experienced by the Company's shareholders over the years 1988 through 1993, compared to the S&P 500 Stock Index, the S&P Major Regional Banks and the NASDAQ Banks.

                    Fifth Third Bancorp vs. Market Indices
- --------------------------------------------------------------------------------
                             "Performance Graph"

                             S&P Major
            Fifth Third    Regional Banks     S&P 500      NASDAQ
            -----------    --------------    ---------    --------
1988            100              100            100          100
1989            123              121            131           90
1990            111               86            127           59
1991            229              149            165          119
1992            273              193            177          130
1993            263              204            193          143

                             CERTAIN TRANSACTIONS

      Fifth Third Bancorp has engaged and intends to continue to engage in the lending of money through its subsidiary, The Fifth Third Bank, to various of its Directors and corporations or other entities in which they may own a controlling interest. The loans to such persons (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than a normal risk of collectibility or did not present other unfavorable features. During 1993, insurance premiums, amounting to $1,261,141, at competitive rates, for various coverages for the Company were paid to the John J. & Thomas R. Schiff
& Company, Inc., of which Mr. Schiff is Chairman and a Director. During 1993, legal fees were paid by the Company to the law firm of Dinsmore & Shohl, of which firm one of the Directors of the Company, Mr. Carson, is a Partner and to the law firm of Graydon, Head & Ritchey of which firm one of the Directors of the Company, Mr. Head, was formerly a Partner.

                                   AUDITORS

      The Board of Directors proposes and recommends that the Stockholders approve the selection by the Board of the firm of Deloitte & Touche to serve as independent auditors for the Company for the year 1994. The firm has served as independent auditors for The Fifth Third Bank since 1970 and the Company since 1975. Representatives of Deloitte & Touche will be present at the Stockholders' Meeting to make such comments as they desire and to respond to appropriate questions from Stockholders of the Company. Action by the Stockholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board of Directors in order to give the Stockholders the final choice in the designation of auditors. If the resolution approving Deloitte & Touche as the Company's independent auditors is rejected by the Stockholders then the Board of Directors will reconsider its choice of independent auditors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy, and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

                          1995 STOCKHOLDER PROPOSALS

      In order for Stockholder proposals for the 1995 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Cincinnati, Ohio, prior to October 15, 1994.

                                OTHER BUSINESS

      The Board of Directors does not know of any other business to be presented to the Meeting and does not intend to bring other matters before the Meeting. However, if any other matters properly come before the Meeting, it is intended that the persons named in the accompanying Proxy will vote thereon according to their best judgment and interest of the Company.



                                       By order of the Board of Directors



                                       MICHAEL K. KEATING
                                       Secretary

(The following information appears on a 2-sided, 8-1/2 x 3-1/2 post card, attached to the Proxy)

*****************************************************************************
                               SIDE ONE:
*****************************************************************************
    Logo*  PROXY
   FIFTH THIRD BANCORP
 38 FOUNTAIN SQUARE PLAZA
  CINCINNATI, OHIO  45263

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Nolan W. Carson, Joseph H. Head, Jr. and William
J. Keating and each of them, with FULL power of substitution, as proxies to vote, as designated below, FOR and in the name of the undersigned all shares of stock of FIFTH THIRD BANCORP which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held March 15, 1994 at the offices of said Company, William S. Rowe Building, Cincinnati, Ohio, or at any adjournment or recess thereof.

THE BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON THE ELECTION OF DIRECTORS AND ON THE PROPOSALS.
                  PLEASE MARK AN X IN ONE BOX UNDER EACH ITEM.

1.  ELECTION of eight (8) Class II Directors
    / / FOR all nominees listed below.    / /WITHHOLD AUTHORITY to vote (except
                                             as marked below) for all nominees
                                             listed below.

    CLASS II - John F. Barrett, Richard T. Farmer, John D. Geary, Robert B. Morgan, Brian H. Rowe, George A. Schaefer, Jr., John J. Schiff, Jr., Dudley S. Taft

               INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided.

_____________________________________________________________________________

2. PROPOSAL to approve the appointment of DELOITTE & TOUCHE as independent auditors of the Company.
      / / FOR                    / / AGAINST                    / / ABSTAIN

3. PROPOSAL in their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting.
      / / FOR                    / / AGAINST                    / / ABSTAIN




*Fifth Third logo is centered here. Logo appears as "5/3" in square shape box with black background/white numbers).

*****************************************************************************
                                Side TWO:
*****************************************************************************
This PROXY when executed will be voted in the manner directed hereby the undersigned STOCKHOLDER(S). If no direction is made, this PROXY will be voted FOR Items 1, 2 and 3.
                                    ALL FORMER PROXIES ARE HEREBY REVOKED.

                                    DATED:______________________________, 1994

                                              ---------------------

  (Stockholder name & address                 |  Number of Shares  |
   appear here)
                                              |   (# of shares     |
                                                    filled in
                                              |    before mailing) |

                                              ----------------------



                                    ___________________________________________

                                          (Signature of Stockholder)



                                    ___________________________________________

                                          (Signature of Stockholder)

                                    (Please sign exactly as your name or names appear opposite. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)